Exhibit e.(1)

SUB-DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of July l, 2006 by and between PFPC DISTRIBUTORS, INC., a Massachusetts corporation ("PFPC Distributors"), and ACCRUED EQUITIES, INC., a New York corporation ("Accrued Equities").

WITNESSETH:

WHEREAS, pursuant to an underwriting agreement (the "Accrued Equities Underwriting Agreement"), Accrued Equities has served as the principal underwriter of the shares (the "Shares") of the New Alternatives Fund, Inc. (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, Accrued Equities has entered into a selected dealer agreement or similar agreement (each, a "Selected Dealer Agreement") with certain broker-dealers or other financial institutions (each, a "Selected Dealer") relating to the sale of Shares by such Selected Dealer;

WHEREAS, Accrued Equities is terminating the Accrued Equities Underwriting Agreement, upon the effectiveness of which termination Accrued Equities will no longer serve as the principal underwriter of the Shares of the Fund;

WHEREAS, pursuant to an underwriting agreement with the Fund (the "PFPC Distributors Underwriting Agreement"), PFPC Distributors is agreeing to serve as the principal underwriter of the Shares of the Fund, effective July 1, 2006;

WHEREAS, PFPC Distributors wishes to retain Accrued Equities as an underwriter of the Fund;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Accrued Equities as Underwriter. PFPC Distributors hereby appoints Accrued Equities to serve as an underwriter (but not a principal underwriter) of the Shares of the Fund, and Accrued Equities hereby accepts such appointment and agrees to furnish such services. Accrued Equities acknowledges and understands that the Fund may issue Shares in multiple classes, and agrees to serve as an underwriter for each class of Shares. This agreement is non-exclusive, and PFPC Distributors may select other persons to assist in the sale and distribution of Shares, and Accrued Equities may serve as underwriter or distributor for the shares of other registered investment companies.

2. Duties and Obligations of Accrued Equities.

(a) Accrued Equities agrees to use its reasonable best efforts to promote the sale of Shares as provided in ibis Agreement. Accrued Equities agrees to use its best efforts to maintain the current Selected Dealer Agreements in full force and effect and enter into new Selected Dealer Agreements (substantially in the form attached hereto as Exhibit A) with any additional Selected Dealers as Accrued Equities deems appropriate. Accrued Equities shall be solely responsible for the selection and performance of the Selected Dealers. To the extent that Accrued Equities, as an underwriter, receives service and distribution fees under any plan approved by the Fund with respect to any Shares, Accrued Equities agrees to remit such fees to the Selected Dealer who is responsible for the furnishing of distribution, personal and/or account maintenance services with respect to the relevant beneficial owner of such Shares as may be required pursuant to such plan.

(b) Accrued Equities will not utilize any materials in connection with the sale or offering of Shares except the applicable Fund's Prospectus and Statement of Additional Information and such other materials as the Fund or PFPC Distributors may provide or approve. PFPC Distributors agrees to furnish Accrued Equities with sufficient copies of any and all agreements, plans, communications with the public or other materials that the Fund uses in connection with any sales of Shares, as reasonably requested by Accrued Equities.

(c) Accrued Equities will cause the Selected Dealers to transmit any orders for purchase of the Shares to the transfer agent for the Fund. Accrued Equities will have no liability for payment for the purchase of Shares sold pursuant to this Agreement.

3. Compliance with Rules and Regulations. Accrued Equities undertakes to comply with all requirements of the applicable laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Accrued Equities hereunder. Except as specifically set forth herein, PFPC Distributors assumes no responsibility for such compliance by the Fund or any other entity.

4. Instructions.

(a) In addition to performing the services described in this Agreement, Accrued Equities may rely upon and act upon Oral Instructions or Written Instructions. "Oral Instructions" means oral instructions received by Accrued Equities from an Authorized Person or from a person reasonably believed by Accrued Equities to be an Authorized Person. "Authorized Person" means (i) any officer of PFPC Distributors, or (ii) any other person duly authorized by any Fund to give Oral Instructions or Written Instructions on behalf of itself or PFPC Distributors. "Written Instructions" means written instructions signed by an Authorized Person and received by Accrued Equities or trade instructions transmitted (and received by Accrued Equities) by means of an electronic transaction reporting system access that requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex, or facsimile sending device.

(b) Accrued Equities will be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by Accrued Equities to be an Authorized Person) pursuant to this Agreement. Accrued Equities may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund or PFPC Distributors, unless and until Accrued Equities receives Written Instructions to the contrary.

(c)  Records; Visits. The books and records pertaining to the Fund, which are in the possession or under the control of Accrued Equities, will be the property of the Fund. Such books and records will be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. Accrued Equities will provide access to such books and records to PFPC Distributors, the Fund or an Authorized Person, at all times during Accrued Equities' normal business hours. Upon the reasonable request of the Fund, PFPC Distributors or an Authorized Person, copies of any such books and records will be provided by Accrued Equities to such person, at the expense of the Fund or PFPC Distributors, as the case may be.

5. Confidentiality.

(a) Each party will keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information will include: (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund, PFPC Distributors or Accrued Equities, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund, PFPC Distributors or Accrued Equities a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information will not be subject to such confidentiality obligations if it: (i) is already known to the receiving party at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is requested by any governmental or regulatory agency or self-regulatory authority having jurisdiction over the party to which the request is made, (g) is relevant to the defense of any claim or cause of action asserted against the receiving party; (h) has been or is independently developed or obtained by the receiving party; or (1) is related to the tax structure or tax consequences of a transaction.

(b) Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "G-L-B Act"), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the G-L-B Act and that it will not disclose any Nonpublic, Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the G-L-B Act.

6. Compensation. As compensation for the services rendered by Accrued Equities during the term of this Agreement, Accrued Equities shall be entitled to the compensation set forth in the fee letter between PFPC Distributors and Accrued Equities.

7. Expenses. Each party shall be responsible for the payment of expenses it incurs pursuant to this Agreement.

8. Indemnification.

(a) PFPC Distributors agrees to indemnify and hold harmless PFPC Distributors and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under any applicable law) arising directly or indirectly from any action or omission to act which PFPC Distributors takes in connection with the provision of services hereunder. Neither Accrued Equities, nor any of its affiliates, will be indemnified against any liability (or any expenses incident to such liability) caused by Accrued Equities' or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

(b) PFPC Distributors agrees to indemnify and hold harmless PFPC Distributors and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under applicable law) arising directly or indirectly from any action or omission to act which Accrued Equities takes in connection with the provision of services hereunder. Neither PFPC Distributors, nor any of its affiliates, will be indemnified against any liability (or any expenses incident to such liability) caused by PFPC Distributors' or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

9. Responsibility of PFPC Distributors.

(a) PFPC Distributors will be under no duly to take any action hereunder except as specifically set forth herein or as may be specifically agreed to by Accrued Equities and PFPC Distributors in a written amendment hereto. PFPC Distributors will be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC Distributors will be liable only for any damages arising out of its failure to perform its duties under this Agreement to the extent such damages arise out of its willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b) Without limiting the generality of the foregoing or of any other provision of this Agreement, PFPC Distributors will not be liable for losses beyond its control, including, without limitation, delays or errors or loss of data occurring by reason of circumstances beyond its control, provided that PFPC Distributors has acted in accordance with the standard set forth in Section 9(a) above.

(c) Notwithstanding anything in this Agreement to the contrary, neither party nor its affiliates will be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party or its affiliates.

(d) Each party hereto acknowledges that it has a duty to mitigate damages for which the other party may become responsible.

10. Duration and Termination. This Agreement will become effective as of the date first written above. This Agreement may be terminated by either party upon sixty (60) days' written notice to the other party.

11. Notices. Notices will be addressed (a) if to PFPC Distributors, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to Accrued Equities, at 150 Broadhollow Road. Suite 306. Melville, New York I l 747. Attention: David Schoenwald; or (c) in any case, at such other address as will have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it will be deemed to have been given immediately. If notice is sent by first-class mail, it will be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it will be deemed to have been given on the day it is delivered.

12. Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

15. Miscellaneous.

(a) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c) This Agreement will be deemed to be a contact made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(d) If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

(e) This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f) Except as expressly provided in this Agreement, each party hereby disclaims to the other all representations and warranties, express or implied, made to the other party or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. Each party further disclaims to the other any warranty of title or non-infringement except as otherwise set forth in this Agreement and binding execution hereof by such party.

(h) Each party will provide such information and documentation to the other as the other party may reasonably request in connection with providing services hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written

PFPC DISTRIBUTORS. INC.

By: /s/Bruno DiStefano
Title: Director

ACCRUED EQUITIES, INC

By: /s/David Schoenwald
Title: President